                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------
                                  SCHEDULE 13D
                                 (RULE 13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 3)(1)

                             Rural/Metro Corporation
                             -----------------------
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
                          -----------------------------
                         (Title of Class of Securities)

                                    781748108
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 30, 2007
                                 --------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box /X/.

      NOTE.  Schedules filed in paper format shall include a signed original and five copies of the schedule,  including  all exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 15 Pages)

--------
(1)   The  remainder  of this cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter  disclosures  provided in a prior cover page.
      The information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 2 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  443,536
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              443,536
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    443,536
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.8%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 3 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  446,010
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              446,010
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    446,010
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.8%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 4 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  381,691
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              381,691
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    381,691
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 5 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLAND
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  787,613
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              787,613
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    787,613
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 6 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (QP), LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  454,348
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              454,348
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    454,348
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.8%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 7 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CANDENS CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,279,575
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,279,575
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,279,575
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    5.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 8 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,233,623
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,233,623
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,233,623
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    5.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 9 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GABE HOFFMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  2,513,198
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              2,513,198
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,513,198
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 10 of 15 Pages
----------------------                                    ----------------------

      The following  constitutes  Amendment  No. 3 ("Amendment  No. 3") to the
Schedule  13D  filed by the  undersigned.  This  Amendment  No. 3  amends  the
Schedule 13D as specifically set forth.

      Item 2 is hereby amended as following:

Item 2.     IDENTITY AND BACKGROUND.

            Ms.  Nicole  Viglucci was a member of the group filing this Schedule
13D because she was one of the group's  nominees  for  election to the  Issuer's
Board of Directors. As Ms. Viglucci is currently not a nominee, she is no longer a member of the group and is not included in this filing.

      Item 3 is hereby amended and restated to read as follows:

Item 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

            The aggregate purchase price of the 443,536 Shares owned by ALS Fund is $3,531,632,  including  brokerage  commissions.  The Shares owned by ALS Fund were acquired with partnership funds.

            The aggregate purchase price of the 381,691 Shares owned by ALS Fund
II is $3,132,065,  including brokerage commissions. The Shares owned by ALS Fund
II were acquired with partnership funds.

            The aggregate purchase price of the 454,348 Shares owned by ALS Fund
II QP is $3,639,152,  including brokerage  commissions.  The Shares owned by ALS
Fund II QP were acquired with partnership funds.

            The aggregate purchase price of the 446,010 Shares owned by ALS Fund
Offshore is $3,530,762, including brokerage commissions. The Shares owned by ALS
Fund Offshore were acquired using its working capital.

            The aggregate purchase price of the 787,613 Shares owned by ALS Fund
II Offshore is $6,257,233,  including brokerage commissions. The Shares owned by
ALS Fund II Offshore were acquired using its working capital.

      Item 5(a) is hereby amended and restated to read as follows:

            (a) The aggregate percentage of Shares reported owned by each person named herein is based upon  24,645,853  Shares  outstanding,  which is the total number of Shares  outstanding  as of March 19, 2007 as reported in the  Issuer's
Amendment to its Quarterly  Report on Form 10-Q as filed with the Securities and
Exchange Commission on March 23, 2007.

      As of the close of business on March 30, 2007,  ALS Fund,  ALS Fund II and
ALS Fund II QP  beneficially  owned 443,536  Shares,  381,691 Shares and 454,348
Shares,  respectively,  constituting  approximately  1.8%,  1.5% and 1.8% of the
Shares  outstanding,  respectively.  As the general partner of each of ALS Fund,
ALS Fund II and ALS Fund II QP,  Candens  Capital may be deemed to  beneficially own the 1,279,575  Shares  collectively  owned by ALS Fund,  ALS Fund II and ALS
Fund II QP, constituting approximately 5.2% of the Shares outstanding.

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 11 of 15 Pages
----------------------                                    ----------------------

      As of the close of business on March 30, 2007,  ALS Fund  Offshore and ALS
Fund  II  Offshore   beneficially  owned  446,010  Shares  and  787,613  Shares,
respectively,   constituting   approximately   1.8%  and  3.2%  of  the   Shares
outstanding,  respectively.  As the  investment  manager  of  each  of ALS  Fund
Offshore  and ALS  Fund II  Offshore,  Accipiter  Management  may be  deemed  to beneficially  own the 1,233,623 Shares  collectively  owned by ALS Fund Offshore and  ALS  Fund  II  Offshore,  constituting  approximately  5.0%  of the  Shares outstanding.

      As the  managing  member  of  each of  Accipiter  Management  and  Candens
Capital,  Mr.  Hoffman  may be  deemed  to  beneficially  own  2,513,198  Shares collectively owned by the Accipiter Entities,  constituting  approximately 10.2%
of the Shares  outstanding.  Mr. Hoffman has sole voting and  dispositive  power with respect to the 2,513,198  Shares owned by the Accipiter  Entities by virtue of his authority to vote and dispose of such Shares.

      Item 5(c) is hereby amended to add the following:

            (c)  Schedule  A  annexed  hereto  lists  all  transactions  by  the
Reporting  Persons in the Issuer's  securities  within the last 60 days.  All of such transactions were effected in the open market.

      Item 6 is hereby amended to add the following:

Item 6.     CONTRACTS,  ARRANGEMENTS,  UNDERSTANDINGS  OR RELATIONSHIPS  WITH
            RESPECT TO SECURITIES OF THE ISSUER.

            As Ms. Nicole  Viglucci is not currently a nominee for election to the Issuer's  Board of Directors and is no longer a Reporting  Person,  she is not included in this filing.

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 12 of 15 Pages
----------------------                                    ----------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 3, 2007                     ACCIPITER LIFE SCIENCES FUND, LP

                                         By: Candens Capital, LLC
                                             its general partner

                                         By: /s/ Gabe Hoffman
                                             ----------------------------------
                                             Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II, LP

                                         By: Candens Capital, LLC
                                             its general partner

                                         By: /s/ Gabe Hoffman
                                             ----------------------------------
                                             Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II (QP),
                                         LP

                                         By: Candens Capital, LLC
                                             its general partner

                                         By: /s/ Gabe Hoffman
                                             ----------------------------------
                                             Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND
                                         (OFFSHORE), LTD.

                                         By: Accipiter Capital Management, LLC
                                             its investment manager

                                         By: /s/ Gabe Hoffman
                                             ----------------------------------
                                             Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II
                                         (OFFSHORE), LTD.

                                         By: Accipiter Capital Management, LLC
                                             its investment manager

                                         By: /s/ Gabe Hoffman
                                             ----------------------------------
                                             Gabe Hoffman, Managing Member

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 13 of 15 Pages
----------------------                                    ----------------------

                                         ACCIPITER CAPITAL MANAGEMENT, LLC

                                         By: /s/ Gabe Hoffman
                                             ----------------------------------
                                             Gabe Hoffman, Managing Member

                                         CANDENS CAPITAL, LLC

                                         By: /s/ Gabe Hoffman
                                             ----------------------------------
                                             Gabe Hoffman, Managing Member

                                         /s/ Gabe Hoffman
                                         ---------------------------------------
                                         GABE HOFFMAN

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 14 of 15 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

                      TRANSACTIONS IN SHARES OF THE ISSUER
                             WITHIN THE LAST 60 DAYS

              ALL PURCHASES AND SALES WERE MADE IN THE OPEN MARKET.

          Class             Quantity         Price Per        Date of
       of Security          Purchased        Unit ($)         Purchase
       -----------          ---------        ---------        --------

      I. ACCIPITER LIFE SCIENCES FUND, LP
                                      NONE

      II. AFFILIATES OF ACCIPITER LIFE SCIENCES FUND, LP

      ACCIPITER LIFE SCIENCES FUND II, LP
      Common Stock            1,184            7.72          2/21/2007
      Common Stock              205            7.69          2/22/2007
      Common Stock           13,923            7.79          2/28/2007
      Common Stock            1,884            7.52          3/15/2007
      Common Stock            2,459            7.44          3/20/2007
      Common Stock           17,967            7.42          3/30/2007
      Common Stock            2,802            7.28          3/30/2007
      Common Stock            5,559            7.24          3/30/2007
      Common Stock            4,584            7.53          3/30/2007

      ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
                                      NONE

      ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
      Common Stock            2,188            7.72          2/21/2007
      Common Stock              380            7.69          2/22/2007
      Common Stock           25,711            7.79          2/28/2007
      Common Stock            3,487            7.52          3/15/2007
      Common Stock            6,191            7.44          3/20/2007

----------------------                                    ----------------------
CUSIP No. 781748108                   13D                    Page 14 of 15 Pages
----------------------                                    ----------------------

      Common Stock           86,896            7.42          3/30/2007
      Common Stock           13,552            7.28          3/30/2007
      Common Stock           26,887            7.24          3/30/2007
      Common Stock            9,459            7.53          3/30/2007

      ACCIPITER LIFE SCIENCES FUND II (QP), LP
      Common Stock            1,239            7.72          2/21/2007
      Common Stock              215            7.69          2/22/2007
      Common Stock           14,566            7.79          2/28/2007
      Common Stock           1,971             7.52          3/15/2007
      Common Stock            2,480            7.44          3/20/2007
      Common Stock           55,441            7.42          3/30/2007
      Common Stock            8,646            7.28          3/30/2007
      Common Stock           17,154            7.24          3/30/2007
      Common Stock            5,457            7.53          3/30/2007

                        ACCIPITER CAPITAL MANAGEMENT, LLC

                                      NONE

                              CANDENS CAPITAL, LLC

                                      NONE

                                  GABE HOFFMAN

                                      NONE